Exhibit 99

C2, Inc.

700 N. Water Street, Suite 1200

Milwaukee, Wisconsin 53202

Telephone (414) 291-9000

Facsimile (414) 291-9061

NEWS RELEASE

For Immediate Release	Contact: William T. Donovan
February 3, 2004	President and CEO
(414) 291-9000

C2, Inc. Reports Record Year in 2003 and

Continued Strong Earnings Growth for the Fourth Quarter

Milwaukee, WI – C2, Inc. (Nasdaq:CTOO) announced today its financial results for the fourth quarter and fiscal year ended December 31, 2003. Net earnings in the fourth quarter increased substantially to $1,504,000, or $0.27 per diluted share, compared to $404,000, or $0.08 per diluted share, reported for the fourth quarter of 2002. Consolidated revenues for the quarter increased 18 percent to $73,846,000, driven by continuing strong growth in both of C2’s operating segments. Logistic Services revenues were up 15 percent to $53,892,000 and Product Sales increased 26 percent to $19,954,000 from those reported for the previous year’s fourth quarter.

For the full year, C2 reported record net earnings of $4,152,000, or $0.75 per diluted share, representing a 36 percent increase compared to fiscal 2002 net earnings of $3,061,000, or $0.58 per diluted share. Consolidated revenues for fiscal 2003 increased 3 percent to a record $276,426,000 resulting from growth in Logistic Services.

Commenting on the report, William T. Donovan, C2 President and CEO said, “C2’s financial results for the fourth quarter and fiscal year 2003 reflect continued strong growth from both Total Logistic Control (TLC) and Zero Zone. Our significant earnings growth in the fourth quarter was led by TLC, which doubled its earnings from the prior year’s comparable quarter. Zero Zone’s business also improved significantly as increased sales of casements and refrigeration systems continued to strengthen each quarter throughout 2003.”

Mr. Donovan added, “Our results for 2003 reflect net earnings growth of 36 percent over those reported for 2002. Since the Company’s formation in 1999, net earnings have grown at a 35 percent annual compound rate. We are very encouraged with the market positions that both TLC and Zero Zone have achieved and as we enter 2004, our outlook is for another year of strong earnings growth, driven by continued high demand for end-to-end supply chain logistic services provided by TLC and increased capital spending in retail infrastructure which is benefiting Zero Zone.”

C2, Inc. – News Release

February 6, 2004

Fourth Quarter Financial Results:

Revenues in the fourth quarter were $73,846,000, an increase of 18 percent from those reported for the fourth quarter of 2002. Logistic Services increased by 15 percent, driven largely by increases in transportation and dedicated facility management services, partially offset by decreases in logistic management services and dry and refrigerated warehousing. Product Sales increased by 26 percent, primarily from increased casement and systems sales, partially offset by lower food distribution to school districts.

Operating margins in the quarter were 4.6 percent as compared to 2.5 percent in the corresponding quarter of 2002. Margin improvement came primarily from increased revenue in dedicated facility management services, which generally carry a higher margin than other logistic services.

Interest expense decreased to $660,000 in the fourth quarter of 2003, a decrease of $305,000 from $965,000 in the fourth quarter of 2002. Reduced interest expense reflects lower debt levels primarily at TLC and lower average borrowing rates.

Net earnings in the fourth quarter of $1,504,000, or $0.27 per diluted share, increased substantially compared to the $404,000, or $0.08 per diluted share, reported for the same period a year ago. Net earnings were benefited in this year’s period by increased volume and operating margin improvement at both TLC and Zero Zone and lower interest.

Fiscal 2003 Financial Results:

Revenues for the year ended December 31, 2003 were $276,426,000, an increase of 3 percent from 2002. Logistic Services revenues increased 5 percent primarily due to volume growth in transportation and newly dedicated facility management services projects. Those increases were partially offset by lower revenue in logistic management services and refrigerated and dry warehousing. Product Sales in 2003 were 2 percent lower than 2002 due primarily to lower volume in food distribution and a slight decline in refrigerated casement sales, partially offset by increased refrigeration systems sales. However, over the last two quarters of fiscal 2003, casement sales at Zero Zone reflected positive growth over the comparable periods in 2002, and as noted above, Product Sales in the fourth quarter were up 26 percent, the largest factor being higher casement sales.

C2, Inc. – News Release

February 6, 2004

Operating margins for the year were unchanged at 3.7 percent as compared to 2002. Margins recovered substantially in the third and fourth quarter of 2003 after several quarters of weakness, reflecting improved volume at both TLC and Zero Zone.

Interest expense decreased by $1,094,000 in 2003, primarily due to debt reduction of $11,700,000, which occurred throughout the year and lower average borrowing rates.

Net earnings in 2003 totaled $4,152,000, or $0.75 per diluted share, which represents a 36 percent increase over the $3,061,000, or $0.58 per diluted share, reported for 2002. Earnings growth in 2003 was driven primarily by growth in TLC’s dedicated facility services operations which started up three major new projects during the year and which also benefited from a full year’s operation of three additional facility management projects.

C2, Inc. is a Milwaukee-based public company with two wholly-owned operating businesses, Total Logistic Control and Zero Zone.

Total Logistic Control

TLC, based in Zeeland, Michigan, is a national provider of integrated logistic services which include refrigerated and dry warehousing, transportation operations, supply chain management, dedicated third-party facility and operations management, food distribution, bottling and packaging and fulfillment services. Operations are conducted through a national network of 39 logistic centers with 36.3 million cubic feet of refrigerated capacity and over 3 million square feet of dry warehouse space making it the tenth largest provider of refrigerated warehousing services in the United States. TLC operates a fleet of over 450 tractors with over 750 refrigerated and dry trailers with 3 maintenance facilities. TLC was recently cited by Inbound Logistics as a Top 10 Provider of Third Party Logistics Excellence for the sixth year in a row. TLC is a wholly-owned subsidiary of C2, Inc. More information about TLC is available at www.totallogistic.com.

Zero Zone

Zero Zone, headquartered in North Prairie, Wisconsin is a manufacturer of refrigerated and freezer display cases used in grocery, convenience and drug store chains for retail merchandising of food, beverage and floral products. In 2002, Zero Zone acquired Zero Zone Refrigeration which manufactures refrigeration houses and racks to power and control the refrigeration systems, electrical panels, air conditioning and stand-by power for supermarkets, convenience stores and industrial applications. Zero Zone is a wholly-owned subsidiary of C2, Inc. More information about Zero Zone is available at www.zero-zone.com.

C2, Inc. – News Release

February 6, 2004

The statements contained in this release that are not historical facts are forward-looking statements. Actual results may differ materially from management’s expectations. The forward-looking statements involve risks and uncertainties, including but not limited to:

•	Demand for warehousing, transportation, logistic services, refrigerated display and refrigeration control systems cases may be adversely affected by increases in interest rates, adverse economic conditions, increased energy costs, loss of a material customer, weather or other factors.

•	Growth in volume of services or products may be adversely affected by reduced ability to identify and hire qualified employees.

•	The Company’s profitability may be adversely affected by increases in interest rates because a significant portion of the Company’s capital structure is debt, a portion which bears interest at variable interest rates.

•	The Company’s profitability may be adversely affected by performance which does not meet standards established in contractual agreements relating to transportation operations, logistics management, dedicated facility operations and product warranty.

•	Consolidation within the food industry or food retailers could negatively impact the Company’s customers.

•	The Company’s market share may be adversely affected as a result of new or increased competitive conditions in warehousing, transportation or display case and refrigeration control systems manufacturing.

Additional information about risks and uncertainties discussed above as well as additional material risks in the Company’s business may be found in the Company’s Annual Report on Form 10-K for the year 2002 and other filings the Company made from time to time with the Securities and Exchange Commission.

This and other C2, Inc. news releases and additional corporate data can be found on C2’s website at www.c2-inc.com.

C2, Inc. – News Release

February 6, 2004

C2, INC.

Consolidated Statement of Earnings

(In Thousands, Except Share and Per Share Data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Revenues:
Logistic Services	$53,892	$46,915	$206,118	$195,774
Product Sales	19,954	15,888	70,308	71,464

	73,846	62,803	276,426	267,238

Costs and Expenses:
Logistic Expense	47,733	41,719	182,602	173,569
Cost of Product Sales	16,802	13,435	58,108	57,883
Depreciation and Amortization	1,181	1,418	6,962	7,508
Selling, General & Administrative Expenses	4,753	4,645	18,499	18,389

	70,469	61,217	266,171	257,349

Earnings from Operations	3,377	1,586	10,255	9,889

Other Income (Expense):
Interest Expense, net	(660)	(965)	(2,882)	(3,976)
Other	(90)	(24)	(90)	(43)

	(750)	(989)	(2,972)	(4,019)

Earnings before Income Taxes, and Minority Interest	2,627	597	7,283	5,870

Income Tax Provision	1,123	205	3,131	2,505

Net Earnings before Minority Interest	1,504	392	4,152	3,365

Minority Interest	—	12	—	(304)

Net Earnings	$1,504	$404	$4,152	$3,061

Basic Net Earnings Per Share	$0.29	$0.08	$0.79	$0.60

Diluted Net Earnings Per Share	$0.27	$0.08	$0.75	$0.58

Average Number of Shares Outstanding	5,275,864	5,083,929	5,274,382	5,082,385
Diluted Number of Shares Outstanding	5,534,099	5,328,980	5,528,188	5,284,048

###